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                                                                    EXHIBIT 99.1

     Calavo Growers, Inc. Common Stock to Begin Trading Over Nasdaq National
       Market On July 22, 2002; New Listing Expected to Enhance Liquidity,
                         Marketability of Company Shares

SANTA ANA, Calif.--(BUSINESS WIRE)--July 19, 2002--Calavo Growers, Inc. (OTCBB:CVGW), a global leader in the marketing of fresh and processed avocados, today announced that the Nasdaq National Market has approved the Company's application for listing its common stock. Calavo shares will commence trading over the National Market System on July 22, 2002 under the symbol CVGW.

Lee E. Cole, Calavo's chairman, president and chief executive officer, commented: "Calavo's listing on the Nasdaq National Market is a significant boon to shareholder liquidity and will serve to stimulate wider investor activity.

"The move to Nasdaq is a pivotal event in Calavo's 78-year history. It formalizes and culminates the company's planned, six-year transition from a grower-owned cooperative into a publicly traded company. It is also a testament to the company's industry leadership and reflects our continued, strong financial performance," Cole concluded.

Indicative of this operating strength, for the six months ended April 30, 2002, Calavo posted net income of approximately $2.6 million, equal to $0.23 per diluted share, a 62 percent increase from $975,000, or $0.09 per diluted share, in the prior year. Six-month revenues jumped nearly 10 percent to $101.8 million from $91.7 million in the like fiscal 2001 period.

Headquartered in Santa Ana, Calif., Calavo Growers, Inc. is the leading marketer of fresh and processed avocados throughout the United States and in other locations around the world. Founded in 1924 as a member-owned cooperative association, the company today has approximately 1,800 shareholder-growers and, throughout its history, has been an influential force in the development of the global avocado market. Calavo concentrates its operations in three business segments: California avocados; international avocados and other perishable food products; and processed food products.

SAFE HARBOR STATEMENT

This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company's Securities and Exchange Commission filings, including, without limitation, the company's Report on Form 10-K for the year ended Oct. 31, 2001. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. This news release does not constitute an offer to sell any of Calavo's common stock or the solicitation of an offer to buy any of the common stock.


CONTACT: Calavo Growers, Inc.
Lee Cole (investors)
949/223-1111

or

Foley/Freisleben LLC
Jerry Freisleben (media and general information)
213/955-0020
freisleben@folfry.com